RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Loomis, Sayles &
Company, L.P.

Name of Fund:  See Attached

Total Net Assets of Fund:  See Attached

Issuer:  Chesapeake Energy Corp

Underwriter(s): See Attached

Affiliated Underwriter in the Syndicate:  Natixis

Date of Purchase:  5/22/17

Date of Offering:  5/22/17

Amount of Purchase :  35,640,000.00

Purchase Price:  100.00

Commission or Spread: 1.00%


Check that all the following conditions have been met
(any exceptions should be discussed prior to commitment):

X	The securities are (i) part of an issue registered
under the Securities Act of 1933 (the "1933
Act") that is being offered to the public, (ii) part of an issue of government securities as defined under the Investment Company Act of 1940,
(iii)"municipal securities" as defined under the Securities Exchange Act of 1934, (iv) sold in an offering conducted under the laws of a country other than the United States subject to certain requirements, or (v) exempt from registration under Rules 144A of the 1933 Act.

If the securities meet conditions (i), (ii), (iv) or (v):

X	the issuer of such securities has been in
continuous operation for not less than three years
(including operations of predecessors).

      Issuer was founded prior to 2014.


If the securities meet conditions (iii):

X	such securities are sufficiently liquid that they
can be sold at or near their carrying value within a reasonably short period of time and are either subject to no greater than moderate credit risk or, if the issuer of the municipal securities (or the entity supplying revenues or other payments from which the issue is to be paid) has been in continuous operation for less than three years
(including any predecessors), subject to a minimal or low amount of credit risk (with determination as to whether the issue of municipal securities meeting the preceding criteria having been made by the investment adviser/and or subadviser of the relevant fund).


X	The securities were purchased prior to the end of
the first day of which any sales were made and the purchase price did not exceed the offering price (or fourth day before termination, if a rights offering).

X	The underwriting was a firm commitment.

X	The commission, spread or profit was reasonable
and fair compared to that being received by others for underwriting similar securities during a comparable period of time.

X	The amount of the securities purchased by the
Fund, aggregated with purchases by any other investment company advised by the Fund's investment adviser or sub-adviser, and any purchases by another account with respect to which the investment adviser or sub-adviser exercised such investment discretion with respect to the purchase did not exceed 25% of the principal amount of the offering.

X	No underwriter which is an affiliate of the
Fund's adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

X	The purchase was not part of a group sale (or
part of the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.







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		Date: 5/31/17






ASCENT RESOURCES/ARU FIN



Account 	 Fund Name				Price
	Net Amount		Current Market Value

1440N6		LS Bond Fund				100
	13,160,000.00		10,444,872,381.52
1438N0		LS Institutional High Income Fund	100
	1,380,000,.00		753,206,657.77
1442N4		LS Fixed Income Fund			100
	1,205,000.00		1,083,835,088.98
N45583		LS Inflation Protected Securities Fund	100
	65,000.00		43,049,423.12



  Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.
  Special counting rules apply for Rule 144A offerings.





Exhibit 77O(xii)